Exhibit 99.2

Gray Television, Inc.

Unaudited Pro Forma Condensed Combined Financial Information for the year ended December 31, 2018

Gray Television, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

Index to Unaudited Pro Forma Condensed Combined Financial Information

Page

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2018	2

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements	3

Gray Television, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements of Gray give effect to the Raycom Transactions, including Gray’s merger (the “Raycom Merger”) with, among others, Raycom Media, Inc. (“Raycom”) for an adjusted purchase price of approximately $3.660 billion, the issuance of Gray’s 7.000% Senior Notes due 2027 (the “2027 Notes”), the funding of an amendment and restatement of Gray’s existing senior credit facility (such amended and restated facility, the “2019 Senior Credit Facility”) including the borrowing of $1.4 billion of incremental term loans (the “Incremental Term Loans”) under the 2019 Senior Credit Facility, and the payment of fees and expenses in connection with each of the foregoing, and the divestiture of one of Gray’s existing television stations and eight of Raycom’s existing television stations concurrently with the execution of the Raycom Merger to facilitate regulatory approvals, as if these transactions had all been consummated on January 1, 2018.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 was prepared based on the historical: (i) consolidated statements of operations of Gray; and (ii) consolidated carve-out statements of operations of Raycom, giving pro forma effect to the Raycom Transactions and the divestiture of television stations as if they had all been consummated on January 1, 2018.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Gray considered the acquirer of Raycom. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Gray has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Raycom Merger, and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The following unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Gray would have been had the Raycom Transactions occurred on the date assumed or any other date, nor is it necessarily indicative of Gray’s future results of operations for any future period or as of any future date. The following unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Gray management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical consolidated financial statements as of and for the year ended December 31, 2018 of Gray, which has been filed with the Securities and Exchange Commission (“SEC”), and the audited historical consolidated carve-out financial statements as of and for the year ended December 31, 2018 of Raycom, incorporated by reference into this Current Report on Form 8-K.

Gray has incurred significant costs, and expects to achieve certain revenue and other synergies, in connection with the completion of the Raycom Merger and the integration of the acquired operations. The following unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax or other synergies expected to result from the Raycom Merger. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

GRAY TELEVISION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2018
			Divestiture	Divestitures	Pro Forma		Pro Forma
	Gray	Raycom (a)	Gray (b)	Raycom (c)	Adjustments		Combined
Revenues (less agency commissions)	$1,084,132	$1,194,600	$(5,293)	$(99,732)	$-0-		$2,173,707

Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	596,403	775,894	(3,043)	(67,241)	-0-		1,302,013
Corporate and administrative	40,910	44,316	-0-	-0-	(6,608)	(d)	78,618
Depreciation and amortization	74,453	36,970	(36)	(4,655)	90,795	(e)	197,527
(Gain) loss on disposal of assets, net	(16,405)	-0-	3,110	-0-	-0-		(13,295)
Operating expenses	695,361	857,180	31	(71,896)	84,187		1,564,863
Operating income (loss)	388,771	337,420	(5,324)	(27,836)	(84,187)		608,844
Other income (expense):
Miscellaneous income (expense), net	5,507	(15,642)	1	528	-0-		(9,606)
Interest (expense) income, net	(106,628)	(176,269)	-0-	10,820	37,164	(f)	(234,913)
Income (loss) before income taxes	287,650	145,509	(5,323)	(16,488)	(47,023)		364,325
Income tax expense (benefit)	76,847	39,799	(1,421)	(4,402)	(13,548)	(g)	97,275
Net income (loss)	210,803	105,710	(3,902)	(12,086)	(33,475)		267,050
Dividends on perpetual preferred stock	-0-	-0-	-0-	-0-	52,000	(h)	52,000
Net income available to common stockholders	$210,803	$105,710	$(3,902)	$(12,086)	$(85,475)		$215,050

Basic per share information:
Net income available to common stockholders	$2.39						$2.16
Weighted average shares outstanding	88,084	-0-	-0-	-0-	11,500	(i)	99,584

Diluted per share information:
Net income available to common stockholders	$2.37						$2.14
Weighted average shares outstanding	88,778	-0-	-0-	-0-	11,500	(i)	100,278

The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the combined company based upon the historical financial statements of each of Gray and Raycom, after giving effect to the Raycom Transactions and the divestitures of the television stations, including the pro forma adjustments described in these notes, and are intended to reflect the impact of the transactions on Gray’s historical consolidated results of operations. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 combine the historical consolidated statements of operations of Gray with the historical condensed consolidated carve-out statements of operations of Raycom, as if the Raycom Transactions and the divestiture of television stations had occurred as of January 1, 2018. The accompanying unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the audited consolidated financial statements of Gray and the audited consolidated carve-out financial statements of Raycom as of and for the year ended December 31, 2018.

The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expected to result from the Raycom Merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Gray considered the acquirer of Raycom. The following adjustments are reflected:

(a)

Upon consummation of the Raycom Merger, Raycom’s accounting policies will be conformed to those of Gray. Gray has identified preliminary adjustments to Raycom’s accounting policies to those of Gray based upon currently available information and assumptions management believes to be reasonable. Financial information presented in the “Raycom” column in the unaudited pro forma condensed combined statements of operations for year ended December 31, 2018, has been reclassified to conform to that of Gray as indicated in the table below (in thousands):

Presentation in Raycom Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Raycom Historical Year ended December 31, 2018	Reclassifications		Unaudited Pro Forma Year ended December 31, 2018
Gross revenues	Revenues (less agency commissions)	$1,291,847	$-		$1,291,847
Agency commissions and representation fees	Revenues (less agency commissions)	(110,651)	13,404	1	(97,247)
Operating expenses	Broadcast operating expenses	537,329	13,404	1	550,733
Selling, general, and and administrative expenses	Broadcast operating expenses	269,477	(44,316)	2	225,161
-	Corporate and administrative operating expenses	-	44,316	2	44,316
Depreciation and amortization	Depreciation and amortization	36,970	-		36,970
Interest expense	Interest (expense) income, net	(176,316)	-		(176,316)
Interest income	Interest (expense) income, net	47	-		47
Other expense, net	Miscellaneous income (expense), net	(2,987)	-		(2,987)
Gain (loss) on long-term investments, sale of assets, and other, net	Miscellaneous income (expense), net	(12,655)	-		(12,655)
Income tax expense	Income tax (benefit) expense	39,799	-		39,799

1 –   In order to conform with the treatment of representation fees for Gray’s financial reporting, the $13.4 million of Raycom’s representation fees for the year ended December 31, 2018 has been reclassified out of Agency commissions and representation fees into Broadcast operating expenses.

2 –   In order to conform with the treatment of corporate and administrative expenses for Gray’s financial reporting, the $44.3 million of Raycom’s expenses related to corporate and administrative costs for the year ended December 31, 2018 has been reclassified out of Selling, general, and administrative expenses into Corporate and administrative operating expenses.

Management of Gray is currently in the process of conducting a more detailed review of Raycom’s accounting policies to determine if differences in accounting policies require any further reclassification of Raycom’s financials to conform to Gray’s accounting policies and classifications. As a result, Gray may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

(b)	Adjustments to reflect the elimination of the results of operations of the television station WSWG in Albany, Georgia, which was sold effective December 31, 2018.

(c)

Adjustments to reflect the elimination of the results of operations of the television stations that were sold effective January 2, 2019 (WTNZ in Knoxville, Tennessee; WTOL in Toledo, Ohio; KXXV in Waco, Texas; WTXL in Tallahassee, Florida; WFXG in Augusta, Georgia; KWES in Odessa, Texas; WPGX in Panama City, Florida; and WDFX in Dothan, Alabama).

(d)	For the year ended December 31, 2018, an adjustment to eliminate $6.6 million in legal and other professional fees related to the Raycom Merger which were incurred by Gray.

(e)

Adjustments to depreciation and amortization expense of assets acquired by Gray in the Raycom Merger. The adjustment replaces historical depreciation and amortization expense for these assets with estimated depreciation and amortization expense calculated using Gray’s preliminary fair value estimates for assets acquired and useful lives for those assets in accordance with Gray’s depreciation and amortization policies as follows (in thousands):

Year Ended December 31, 2018
Prior depreciation	$(32,187)
Prior amortization	(1,508)
New depreciation	26,525
New amortization	97,965
Net adjustment	$90,795

The following table reconciles the estimated purchase price for the Raycom Merger to the amount allocated, on a preliminary basis and based upon our closing stock price on December 31, 2018, to the estimated fair values of the assets acquired and retained as well as liabilities assumed and retained in the Raycom Merger (in thousands):

Cash purchase price	$2,840,307
Fair value of preferred stock	650,000
Fair value of common stock	169,509
Estimated purchase price	$3,659,816

The following table summarizes the preliminary allocation of the estimated purchase price to the estimated fair values of the assets acquired and liabilities assumed in the Raycom Merger (in thousands):

Cash and cash equivalents	$117,595
Accounts receivable	248,993
Current portion of program broadcast rights, net	13,243
Other current assets	20,009
Property and equipment	331,371
Broadcast licenses	2,128,328
Goodwill	865,081
Other intangible assets	520,545
Other assets	23,735
Current liabilities	(120,419)
Deferred income taxes	(462,464)
Other liabilities	(26,201)
Total	$3,659,816

The preliminary allocation of the estimated purchase price is based upon management’s estimate of fair values using valuation techniques including the income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

Property and equipment will be depreciated over their estimated useful lives ranging from 5 years to 40 years.

The amount related to other intangible assets represents the estimated fair values of retransmission agreements, advertising contracts, advertising relationships, and other intangible assets. These intangible assets are being amortized over their estimated useful lives of one to five years.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as future synergies that we expect to generate from the Raycom Merger. We have preliminarily estimated $865.1 million of goodwill in connection with the Raycom Merger.

The fair values of assets acquired and liabilities assumed were based upon preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Raycom Merger from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase or decrease, as applicable, in the amount of goodwill resulting from the Raycom Merger. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein.

(f)

In connection with the consummation of the Raycom Merger, Gray entered into an amendment and restatement of its existing senior credit facility on January 2, 2019 (such amended facility, the “2019 Senior Credit Facility”), under which Gray borrowed $1.4 billion of Incremental Term Loans. Additionally on November 16, 2018, Gray issued $750 million in aggregate principal of its 2027 Notes. Gray used the proceeds of the Incremental Term Loans and the 2027 Notes to pay a portion of the cash consideration to complete the Raycom Merger and to pay related fees and expenses for the Raycom Transactions. These adjustments reflect the impact of the borrowings under the 2019 Senior Credit Facility, and the issuance of the 2027 Notes, as follows:

1.

the elimination of interest expense of $165.5 million for the year ended December 31, 2018 relating to credit facilities which were repaid upon consummation of the Raycom Merger and not assumed by Gray;

2.

the inclusion of estimated incremental interest expense of $121.0 million for the year ended December 31, 2018 relating to the amounts outstanding under the 2019 Senior Credit Facility and the 2027 Notes; and

3.

additional amortization expense of $7.3 million for the year ended December 31, 2018 relating to the deferred financing charges incurred in connection with the 2019 Senior Credit Facility and the 2027 Notes.

(g)

Adjustments to reflect income tax benefit of $13.5 million for the year ended December 31, 2018 resulting from the Raycom Merger and pro forma adjustments to the condensed combined statements of operations based on estimated combined federal and state effective income tax rate of 26.7% for the year ended December 31, 2018.

(h)

Adjustments to reflect mandatory and cumulative dividends in the amount of $52.0 million for the year ended December 31, 2018 relating to $650.0 million of Gray’s preferred stock with an annual dividend rate of 8% that was issued to certain securityholders of Raycom in connection with the consummation of the Raycom Merger.

(i)	Adjustments to reflect the 11.5 million shares of the Company’s Common Stock that was issued to certain securityholders of Raycom in connection with the consummation of the Raycom Merger.